Exhibit 99.1

News Release

Investor Relations: Sara Gubins, +1 646 654 8153

Media Relations: Anne Taylor Adams, +1 646 654 5759

NIELSEN REPORTS 4th QUARTER AND FULL YEAR 2016 RESULTS

New York, USA – February 9, 2017 – Nielsen Holdings plc (NYSE: NLSN) today announced fourth quarter and full year 2016 results. Revenues were $1,656 million for the fourth quarter of 2016, up 2.0%, or 3.4% on a constant currency basis, compared to the fourth quarter of 2015. Revenues were $6,309 million for the full year of 2016, up 2.2%, or 4.1% on a constant currency basis, compared to 2015.

“While 2016 was a challenging year, our results reflect the resiliency of our business. We remain focused on our key strategic initiatives and we continue to drive productivity and efficiency in our operations,” said Mitch Barns, Chief Executive Officer of Nielsen.

He continued, “In our Watch segment, our Total Audience Measurement initiative continued to excel, and we saw significant growth in adoption of its many components by both media buyers and sellers. With the approach of the 2017 Upfronts, our Total Audience system is ready to play a key role for our clients.”

“In our Buy segment, emerging markets continued to deliver solid growth.  In developed markets, especially the U.S., trends in the fast moving consumer goods industry put pressure on our business. In response, we’ve accelerated investment in our Connected System initiative, designed to drive speed and efficiency for our clients.  We expect this to lead to a stronger, higher margin business for Nielsen over time,” Barns concluded.

Fourth Quarter 2016 Operating Results

Revenues within the Buy segment for the fourth quarter of 2016 decreased 1.3% to $868 million, but increased 0.9% on a constant currency basis. Buy revenues in developed markets decreased 1.4%, but increased 0.4% on a constant currency basis, reflecting modest strength in Western Europe, partially offset by softness in our U.S. market.  Buy emerging markets revenues increased 4.0%, or 7.2% on a constant currency basis, as our global footprint, coverage expansion, and broad product offerings continue to position us well with both local and multinational clients.

Revenues within the Watch segment for the fourth quarter of 2016 increased 5.8%, or 6.2% on a constant currency basis, to $788 million. Audience Measurement of Video and Text revenues increased 8.4%, or 9.0% on a constant currency basis, primarily due to our ongoing investments and continued client adoption of our Total Audience Measurement system. Audio revenues decreased 1.6% on a reported and constant currency basis.  Marketing Effectiveness revenues increased by 6.4%, or 9.2% on a constant currency basis, driven by continued investments in our product portfolio.

Net income for the fourth quarter of 2016 decreased 36.7% on a reported and constant currency basis to $159 million, compared to the fourth quarter of 2015, due to gains of $206 million recorded during the fourth quarter of 2015, primarily associated with an increased stake in Nielsen Catalina Solutions that did not recur in 2016. Net income per share on a diluted basis decreased to $0.44 compared to $0.68 for the fourth quarter of 2015.

Adjusted EBITDA for the fourth quarter of 2016 increased 3.2%, or 3.8% on a constant currency basis, to $548 million, compared to the fourth quarter of 2015. Adjusted EBITDA margins grew 39 basis points, or 13 basis points on a constant currency basis, to 33.1%, due to the benefit of our ongoing productivity initiatives and the operating leverage of the business.

Exhibit 99.1

Year Ended December 31, 2016 Operating Results

Revenues for the full year increased 2.2%, or 4.1% on a constant currency basis, to $6,309 million, compared to 2015.

Revenues within the Buy segment decreased 0.7% to $3,322 million, but increased 2.3% on a constant currency basis. Buy revenues in developed markets decreased 0.7%, but increased 0.9% on a constant currency basis reflecting modest strength in Western Europe, partially offset by softness in our U.S. market.  Buy emerging markets revenues increased 1.8%, or 8.6% on a constant currency basis, driven by our continued commitment to invest in coverage, which resulted in broad based demand for our services with both our multinational and local clients.

Revenues within the Watch segment increased 5.7%, or 6.3% on a constant currency basis, to $2,987 million. Audience Measurement of Video and Text revenues increased 7.5%, or 8.3% on a constant currency basis, primarily due to our ongoing investments and continued client adoption of our Total Audience Measurement system. Audio revenues decreased 0.8%, or 0.6% on a constant currency basis. Marketing Effectiveness revenues increased 14.3%, or 16.2% on a constant currency basis, due to our continued investments in our product portfolio and clients’ growing demand for our advertising ROI and precision targeting tools.

Net income for the year decreased 11.9%, or 11.2% on a constant currency basis, to $502 million, compared to 2015, as gains of $206 million recorded during the fourth quarter of 2015 did not recur in 2016, and higher restructuring charges were partially offset by solid operating earnings. Net income per share on a diluted basis was $1.39, compared to $1.54 in 2015.

Adjusted EBITDA for the year increased 4.3%, or 5.2% on a constant currency basis, to $1,938 million, compared to 2015. Adjusted EBITDA margins grew 62 basis points, or 31 basis points on a constant currency basis, to 30.7%, due to the benefit of our ongoing productivity initiatives and the operating leverage of the business.

Financial Position

As of December 31, 2016, Nielsen’s cash and cash equivalents were $754 million and gross debt was $7,926 million. Net debt (gross debt less cash and cash equivalents) was $7,172 million and our net debt leverage ratio was 3.70x at the end of 2016. Net capital expenditures were $391 million for the full year of 2016, compared to $401 million for the full year of 2015. Cash taxes were $157 million for the full year of 2016, compared to $159 million for the full year of 2015.

Cash flow from operations increased to $1,296 million for the full year of 2016 from $1,209 million in 2015. Free cash flow for the full year of 2016 increased to $941 million, compared to $808 million in 2015. Cash flow performance was driven by our continued focus on working capital, and lower net capital expenditures.

In January 2017, Nielsen completed the issuance of $500 million aggregate principal amount of 5.0% Senior Notes due 2025. The company intends to apply the net proceeds of this offering for general corporate purposes, which may include capital expenditures, working capital and redemption or repayment of debt, and to fund a portion of the purchase price for its previously announced acquisition of Gracenote from Tribune Media Company, which closed on February 1, 2017.

Capital Allocation

The company repurchased $418 million of shares of its common stock during the full year of 2016.  The company has a total of $438 million remaining for repurchase under the existing share repurchase program.

2017 Full Year Guidance

We are updating our 2017 guidance to reflect operating performance, the acquisition of Gracenote, and the recent $500 million debt offering.

•	Total revenue growth on a constant currency basis: 5.0% - 6.0%
•	Adjusted EBITDA margin growth on a constant currency basis: Flat
•	GAAP net income per share: $1.40 - $1.46
•	Free cash flow: ~$900 million

Exhibit 99.1

Conference Call and Webcast

Nielsen will hold a conference call to discuss its fourth quarter and full year 2016 results at 8:00 a.m. U.S. Eastern Time (ET) on February 9, 2017. The audio and slides for the call can be accessed live by webcast at http://nielsen.com/investors or by dialing +1-877-201-0168. Callers outside the U.S. can dial +1-647-788-4901. The passcode for the call is “47933479.” An audio replay and transcript will be available on the investor relations website after the call.

Forward-looking Statements

This news release includes information that could constitute forward-looking statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. These statements include those set forth under “2017 Full Year Guidance” above as well as those that may be identified by words such as ‘will’, ‘intend’, ‘expect’, ‘anticipate’, ‘should’, ‘goal’, ‘look’, ‘could’, ‘shall’ and similar expressions. These statements are subject to risks and uncertainties, and actual results and events could differ materially from what presently is expected. Factors leading thereto may include without limitations general economic conditions, conditions in the markets Nielsen is engaged in, behavior of customers, suppliers and competitors, technological developments, as well as legal and regulatory rules affecting Nielsen’s business and specific risk factors discussed in other releases and public filings made by the company (including the company’s filings with the Securities and Exchange Commission). This list of factors is not intended to be exhaustive. Such forward-looking statements only speak as of the date of this press release, and we assume no obligation to update any written or oral forward-looking statement made by us or on our behalf as a result of new information, future events, or other factors.

About Nielsen

Nielsen Holdings plc (NYSE: NLSN) is a global performance management company that provides a comprehensive understanding of what consumers watch and buy. Nielsen’s Watch segment provides media and advertising clients with Total Audience measurement services across all devices where content — video, audio and text — is consumed. The Buy segment offers consumer packaged goods manufacturers and retailers the industry’s only global view of retail performance measurement. By integrating information from its Watch and Buy segments and other data sources, Nielsen provides its clients with both world-class measurement as well as analytics that help improve performance.  Nielsen, an S&P 500 company, has operations in over 100 countries that cover more than 90 percent of the world’s population. For more information, visit www.nielsen.com.

From time to time, Nielsen may use its website and social media outlets as channels of distribution of material company information. Financial and other material information regarding the company is routinely posted and accessible on our website at http://www.nielsen.com/investors and our Twitter account at http://twitter.com/Nielsen.

Exhibit 99.1

Results of Operations—(Three and Twelve Months Ended December 31, 2016 and 2015)

The following table sets forth, for the periods indicated, the amounts included in our condensed consolidated statements of operations:

	Three Months Ended December 31, (Unaudited)		Twelve Months Ended December 31, (Unaudited)
(IN MILLIONS, EXCEPT SHARE AND PER SHARE DATA)	2016	2015	2016	2015
Revenues	$1,656	$1,624	$6,309	$6,172
Cost of revenues	670	654	2,607	2,539
Selling, general and administrative expenses	460	510	1,851	1,915
Depreciation and amortization(1)	153	142	603	574
Restructuring charges	32	8	105	51
Operating income	341	310	1,143	1,093
Interest income	1	1	4	4
Interest expense	(86)	(80)	(333)	(311)
Foreign currency exchange transaction gains/(losses), net	(3)	(4)	(6)	(31)
Other income, net	8	206	8	206
Income from continuing operations before income taxes and equity in net losses of affiliates	261	433	816	961
Provision for income taxes	(101)	(177)	(309)	(383)
Equity in net losses of affiliates	—	(2)	—	(3)
Net income	160	254	507	575
Net income attributable to noncontrolling interests	1	3	5	5
Net income attributable to Nielsen stockholders	$159	$251	$502	$570
Net income per share of common stock, basic
Net income attributable to Nielsen stockholders	$0.44	$0.69	$1.40	$1.55
Net income per share of common stock, diluted
Net income attributable to Nielsen stockholders	$0.44	$0.68	$1.39	$1.54
Weighted-average shares of common stock outstanding, basic	357,421,305	363,059,789	358,830,080	366,996,788
Dilutive shares of common stock	2,287,047	3,436,080	3,337,049	3,961,016
Weighted-average shares of common stock outstanding, diluted	359,708,352	366,495,869	362,167,129	370,957,804

(1)Depreciation and amortization associated with tangible and intangible assets acquired in business combinations were $52 million and $210 million, respectively, for the three and twelve months ended December 31, 2016 and $53 million and $205 million, respectively, for the three and twelve months ended December 31, 2015.

Certain Non-GAAP Measures

We use the non-GAAP financial measures discussed below to evaluate our results of operations, financial condition, liquidity and indebtedness. We believe that the presentation of these non-GAAP measures provides useful information to investors regarding financial and business trends related to our results of operations, cash flows and indebtedness and that when this non-GAAP financial information is viewed with our GAAP financial information, investors are provided with valuable supplemental information regarding our results of operations, thereby facilitating period-to-period comparisons of our business performance and is consistent with how management evaluates the company’s operating performance and liquidity. In addition, these non-GAAP measures address questions the Company routinely receives from analysts and investors and, in order to assure that all investors have access to similar data the Company has determined that it is appropriate to make this data available to all investors.  None of the non-GAAP measures presented should be considered as an alternative to net income or loss, operating income or loss, cash flows from operating activities, total indebtedness or any other measures of operating performance and financial condition, liquidity or indebtedness derived in accordance with GAAP. These non-GAAP measures have important limitations as analytical tools and should not be considered in isolation or as substitutes for an analysis of our results as reported under GAAP. Our use of these terms may vary from the use of similarly-titled measures by others in our industry due to the potential inconsistencies in the method of calculation and differences due to items subject to interpretation.

Exhibit 99.1

Constant Currency Presentation

We evaluate our results of operations on both an as reported and a constant currency basis. The constant currency presentation, which is a non-GAAP measure, excludes the impact of fluctuations in foreign currency exchange rates. We believe providing constant currency information provides valuable supplemental information regarding our results of operations, thereby facilitating period-to-period comparisons of our business performance and is consistent with how management evaluates the company’s performance. We calculate constant currency percentages by converting our prior-period local currency financial results using the current period exchange rates and comparing these adjusted amounts to our current period reported results. No adjustment has been made to foreign currency exchange transaction gains or losses in the calculation of constant currency net income.

The below table presents a reconciliation from revenue on a reported basis to revenue on a constant currency basis for the three and twelve months ended December 31, 2016.

(IN MILLIONS) (UNAUDITED)	Three Months Ended December 31, 2016 Reported	Three Months Ended December 31, 2015 Reported	% Variance 2016 vs. 2015 Reported	Three Months Ended December 31, 2015 Constant Currency	% Variance 2016 vs. 2015 Constant Currency

Revenues by segment
Developed Markets	$545	$553	(1.4)%	$543	0.4%
Emerging Markets	283	272	4.0%	264	7.2%
Core Buy	$828	$825	0.4%	$807	2.6%
Corporate	$40	$54	(25.9)%	$53	(24.5)%
Buy	$868	$879	(1.3)%	$860	0.9%

Audience Measurement (Video and Text)	$519	$479	8.4%	$476	9.0%
Audio	120	122	(1.6)%	122	(1.6)%
Marketing Effectiveness	83	78	6.4%	76	9.2%
Core Watch	$722	$679	6.3%	$674	7.1%
Corporate/Other Watch	66	66	0.0%	68	(2.9)%
Watch	$788	$745	5.8%	$742	6.2%
Total Core Buy and Watch	$1,550	$1,504	3.1%	$1,481	4.7%
Total	$1,656	$1,624	2.0%	$1,602	3.4%

Exhibit 99.1

(IN MILLIONS) (UNAUDITED)	Twelve Months Ended December 31, 2016 Reported	Twelve Months Ended December 31, 2015 Reported	% Variance 2016 vs. 2015 Reported	Twelve Months Ended December 31, 2015 Constant Currency	% Variance 2016 vs. 2015 Constant Currency

Revenues by segment
Developed Markets	$2,096	$2,110	(0.7)%	$2,077	0.9%
Emerging Markets	1,063	1,044	1.8%	979	8.6%
Core Buy	$3,159	$3,154	0.2%	$3,056	3.4%
Corporate	$163	$191	(14.7)%	$191	(14.7)%
Buy	$3,322	$3,345	(0.7)%	$3,247	2.3%

Audience Measurement (Video and Text)	$1,978	$1,840	7.5%	$1,827	8.3%
Audio	500	504	(0.8)%	503	(0.6)%
Marketing Effectiveness	287	251	14.3%	247	16.2%
Core Watch	$2,765	$2,595	6.6%	$2,577	7.3%
Corporate/Other Watch	222	232	(4.3)%	234	(5.1)%
Watch	$2,987	$2,827	5.7%	$2,811	6.3%
Total Core Buy and Watch	$5,924	$5,749	3.0%	$5,633	5.2%
Total	$6,309	$6,172	2.2%	$6,058	4.1%

The below table presents a reconciliation of Net Income and Adjusted EBITDA on a reported basis to a constant currency basis for the three and twelve months ended December 31, 2016.

(IN MILLIONS) (UNAUDITED)	Three Months Ended December 31, 2016 Reported	Three Months Ended December 31, 2015 Reported	% Variance 2016 vs. 2015 Reported	Three Months Ended December 31, 2015 Constant Currency	% Variance 2016 vs. 2015 Constant Currency

Net Income	$159	$251	(36.7)%	$251	(36.7)%

Adjusted EBITDA	$548	$531	3.2%	$528	3.8%

(IN MILLIONS) (UNAUDITED)	Twelve Months Ended December 31, 2016 Reported	Twelve Months Ended December 31, 2015 Reported	% Variance 2016 vs. 2015 Reported	Twelve Months Ended December 31, 2015 Constant Currency	% Variance 2016 vs. 2015 Constant Currency

Net Income	$502	$570	(11.9)%	$565	(11.2)%

Adjusted EBITDA	$1,938	$1,858	4.3%	$1,842	5.2%

Adjusted EBITDA

We define Adjusted EBITDA as net income or loss from our consolidated statements of operations before interest income and expense, income taxes, depreciation and amortization, restructuring charges, stock-based compensation expense and other non-operating items from our consolidated statements of operations as well as certain other items that arise outside the ordinary course of our continuing operations specifically described below.

Exhibit 99.1

Restructuring charges: We exclude restructuring expenses, which primarily include employee severance, office consolidation and contract termination charges, from our Adjusted EBITDA to allow more accurate comparisons of the financial results to historical operations and forward-looking guidance. By excluding these expenses from our non-GAAP measures, management is better able to evaluate our ability to utilize our existing assets and estimate the long-term value these assets will generate for us. Furthermore, we believe that the adjustments of these items more closely correlate with the sustainability of our operating performance.

Stock-based compensation: We exclude the impact of costs relating to stock-based compensation. Due to the subjective assumptions and a variety of award types, we believe that the exclusion of stock-based compensation expense, which is typically non-cash, allows for more meaningful comparisons of operating results to peer companies. Stock-based compensation expense can vary significantly based on the timing, size and nature of awards granted.

Other non-operating expenses, net: We exclude foreign currency exchange transaction gains and losses primarily related to intercompany financing arrangements as well as other non-operating income and expense items, such as, gains and losses recorded on business combinations or dispositions, sales of investments and early redemption payments made in connection with debt refinancing. We believe that the adjustments of these items more closely correlate with the sustainability of our operating performance.

Other items: To measure operating performance, we exclude certain expenses that arise outside the ordinary course of our continuing operations. Such costs primarily include legal settlements, acquisition related expenses, business optimization costs and other transaction costs. We believe the exclusion of such amounts allows management and the users of the financial statements to better understand our financial results.

Adjusted EBITDA is not a presentation made in accordance with GAAP, and our use of the term Adjusted EBITDA may vary from the use of similarly-titled measures by others in our industry due to the potential inconsistencies in the method of calculation and differences due to items subject to interpretation.

We use Adjusted EBITDA to measure our performance from period to period both at the consolidated level as well as within our operating segments, to evaluate and fund incentive compensation programs and to compare our results to those of our competitors. In addition to Adjusted EBITDA being a significant measure of performance for management purposes, we also believe that this presentation provides useful information to investors regarding financial and business trends related to our results of operations and that when non-GAAP financial information is viewed with GAAP financial information, investors are provided with a more meaningful understanding of our ongoing operating performance.

Adjusted EBITDA should not be considered as an alternative to net income or loss, operating income, cash flows from operating activities or any other performance measures derived in accordance with GAAP as measures of operating performance or cash flows as measures of liquidity. Adjusted EBITDA has important limitations as an analytical tool and should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP.

The below table presents reconciliations from net income to Adjusted EBITDA for the three and twelve months ended December 31, 2016 and 2015:

Exhibit 99.1

	Three Months Ended December 31, (Unaudited)		Twelve Months Ended December 31, (Unaudited)
(IN MILLIONS)	2016	2015	2016	2015
Net income	$159	$251	$502	$570
Interest expense, net	85	79	329	307
Provision for income taxes	101	177	309	383
Depreciation and amortization	153	142	603	574
EBITDA	498	649	1,743	1,834
Equity in net loss of affiliates	—	2	—	3
Other non-operating (income)/expense, net	(4)	(199)	3	(170)
Restructuring charges	32	8	105	51
Stock-based compensation expense	14	9	51	48
Other items(a)	8	62	36	92
Adjusted EBITDA	$548	$531	$1,938	$1,858
(a)	For the three and twelve months ended December 31, 2016 and 2015, other items primarily consist of business optimization costs.

Free Cash Flow

We define free cash flow as net cash provided by operating activities, plus contributions to the Nielsen Foundation, less capital expenditures, net. We believe providing free cash flow information provides valuable supplemental liquidity information regarding the cash flow that may be available for discretionary use by us in areas such as the distributions of dividends, repurchase of common stock, voluntary repayment of debt obligations or to fund our strategic initiatives, including acquisitions, if any. However, free cash flow does not represent residual cash flows entirely available for discretionary purposes; for example, the repayment of principal amounts borrowed is not deducted from free cash flow. Key limitations of the free cash flow measure include the assumptions that we will be able to refinance our existing debt when it matures and meet other cash flow obligations from financing activities, such as principal payments on debt. Free cash flow is not a presentation made in accordance with GAAP. The following table presents reconciliation from net cash provided by operating activities to free cash flow:

	Three Months Ended December 31, (Unaudited)		Twelve Months Ended December 31, (Unaudited)
(IN MILLIONS)	2016	2015	2016	2015
Net cash provided by operating activities	$543	$401	$1,296	$1,209
Plus: Non-recurring contribution to the Nielsen Foundation	—	—	36	—
Less: Capital expenditures, net	(67)	(95)	(391)	(401)
Free cash flow	$476	$306	$941	$808

Exhibit 99.1

Net Debt and Net Debt Leverage Ratio

The net debt leverage ratio is defined as net debt (gross debt less cash and cash equivalents) as of the balance sheet date divided by Adjusted EBITDA for the twelve months then ended. Net debt and the net debt leverage ratio are commonly used metrics to evaluate and compare leverage between companies and are not presentations made in accordance with GAAP. The calculation of net debt and the net debt leverage ratio as of December 31, 2016 is as follows:

(IN MILLIONS) (Unaudited)
Gross debt as of December 31, 2016	$7,926
Less: cash and cash equivalents as of December 31, 2016	(754)
Net debt as of December 31, 2016	$7,172
Adjusted EBITDA for the year ended December 31, 2016	$1,938
Net debt leverage ratio as of December 31, 2016	3.70x

2017 Guidance Non-GAAP Reconciliations

         The below table presents the reconciliation from net income to Adjusted EBITDA for our 2017 guidance:

(IN MILLIONS)
Net income	$500 - 525
Interest expense, net	365 - 375
Provision for income taxes	310 - 330
Depreciation and amortization	665 - 675
Restructuring charges	60 - 70
Stock-based compensation expense and other	100 - 105
Adjusted EBITDA	$2,030 – 2,050

          The below table presents a reconciliation from revenue on a reported basis to revenue on a constant currency basis for our 2017 guidance:

(IN MILLIONS)	2017 Guidance Low	% Variance Constant Currency	2017 Guidance High	% Variance Constant Currency	2016 Revenue Constant Currency
Total Revenue	$6,578	$5.0%	$6,640	6.0%	$6,265

          The below table presents reconciliation from net cash provided by operating activities to free cash flow for our 2017 guidance:

(IN MILLIONS)
Net cash provided by operating activities	~$1,360
Less: Capital expenditures, net	~(460)
Free cash flow	~$900